Sponsorship Agreement

This agreement is entered into effective the 30th day of January, 1996 between American International Motorsports (AI Motorsports) and Sequent Computer Systems, Inc. an Oregon Corporation (Sequent).

A. AI Motorsports has a present right to use for promotional purposes two top fuel dragsters owned by AI Motorsports. Further, AI Motorsports employs Scott Kalitta and Connie Kalitta as professional race car drivers who currently drive the top fuel dragsters owned by AI
Motorsports on the National Hot Rod Association ("NHRA") top fuel dragster circuit.

B. Sequent is an Oregon Corporation and is in the business of manufacturing a high performance multiprocessing family of computer systems.

C. Sequent desires to sponsor AI Motorsports in order to assist in the promotions, marketing and advertising of the computer systems.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein the parties hereto agree as follows:

1. Display of Corporate Name and Logo. Subject to the conditions and upon the terms set forth herein, AI Motorsports hereby allows Sequent to promote its computer systems business by causing placement of the Corporate name and Logo used by Sequent in its promotional efforts
("Logo") on AI Motorsports competition top fuel dragsters ("Competition Dragsters") driven by Scott Kalitta and Connie Kalitta for promotional purposes. In addition to placing the name and Logo on the Competition Dragsters, the name and Logo shall appear on the trailers used by AI Motorsports to transport the Competition Dragsters; on patches/embroidery to be worn on the firesuit of the driver as per the art work attached as Exhibit A and incorporated herein.

2. Term. The initial term of this Agreement shall be for the period beginning January 30, 1996 and ending December 31, 1996. Sequent must give AI Motorsports written notice 30 days prior to the end of the initial term of December 31, 1996 of its intent to renew this Agreement via certified mail return receipt requested. Thereafter, the parties hereto agree to negotiate in good faith for the renewal of this Agreement. If the parties are unable to reach a mutual agreement for the renewal of this Agreement prior to December 31, 1996, then this Agreement shall terminate and neither party shall have any further obligations hereunder except as to those obligations which may have accrued prior to such termination.

3. Promotional Fee: In consideration of the rights granted and services provided hereunder and the display of Sequent's Corporate name and Logo on the Competition Dragsters, trailers and firesuits of both Scott
Kalitta and Connie Kalitta, Sequent will pay to AI Motorsports $450,000.

4. The Dragsters: (a) During the term of this Agreement, AI Motorsports hereby agrees to cause the name and Logo to be prominently displayed as provided in paragraph 1 hereof. Sequent will have the sole responsibility to supply the artwork for placement of the name and Logo on the Competition Dragsters and on all other display areas referred to in paragraph 1 hereof. AI Motorsports shall pay all costs associated therewith, including expenses associated with the placement of the name and Logo on the Competition Dragsters or other areas referred to herein.
(b) Sequent acknowledges that this is a non-exclusive Agreement and that associated sponsors may display their Corporate names and logos on the Competition Dragsters. Sequent will receive logos measuring 9" x 36" on the Dragsters and 1' x 7' on both sides of the trailers and on the rear door of the trailers. Sequent will be listed on all entries as being a secondary sponsor for the team.

5. Racing Schedules. Sequent hereby acknowledges the NHRA schedule for the year 1996 in which the Competition Dragster will be competing, which is attached hereto as Exhibit "B" and made a part hereof. AI
Motorsports acknowledges that the Competition Dragster will compete in all NHRA National Points events during the term of this Agreement, as attached.

6. Hospitality Truck and Trailer. AI Motorsports will provide personnel to assist in the setup and tear down of awning on Hospitality Trailer at each event. These services are included in the overall fee. Sequent will remain responsible for the cost and maintenance of insurance, permits, and necessary mechanical maintenance of Hospitality Truck and Trailer. Sequent will provide hospitality at 8 National events to an average of 20 AI Motorsports guests per race. This will include tickets, food, registration, use of trailer facilities for one day. AI Motorsports can entertain additional guests for additional days by paying for tickets and $15 a day per person for food. The Hospitality Trailer is not available until the evening race on Friday.

7. Use of Name and Accomplishment. AI Motorsports agrees to allow Sequent to use AI Motorsports name and AI Motorsports racing accomplishments from past years and any of Scott Kalitta's and Connie Kalitta's accomplishments that may occur during the term of this Agreement in order to further advertise and promote Sequent's products. At the end of this Agreement all rights to the use by Sequent of AI Motorsports name shall lapse and terminate. Sequent wishes to have Scott Kalitta and Connie Kalitta meet their guests and sign autographs each day during race weekends. Sequent wishes to have Ed McCoullough provide a group presentation on each Saturday am for Sequent guests.

8. Parking. Sequent wishes to park side by side, awning to awning, in the pit area with Scott Kalitta's truck/trailer subject to approval of track owner and NHRA for each race.

9. Insurance. AI Motorsports agrees that it will at all relevant times during the term of this Agreement, at no cost and expense to Sequent maintain or cause to be maintained public liability insurance upon AI Motorsports and agents against claims for bodily injury, death or property damage resulting from the negligent acts or omissions of AI Motorsports and agents in performance of their duties for AI Motorsports and in turn AI Motorsports' duties to Sequent. Such insurance shall afford protection, with respect to the business premises used by AI Motorsports to a combined single limit of $1,000,000 in respect to bodily injury and property damage for one occurrence. Such insurance shall also afford protection, with respect to the trucks and trailers used by AI Motorsports in the transportation of the Competition
Dragster. Such insurance will also afford protection, with respect to the truck and trailer used by AI Motorsports in the transportation of the Competition Dragsters in a combined single policy limit of not less than $325,000.00 per occurrence. Additionally AI Motorsports shall maintain or cause to be maintained a $1,000,000.00 combined single limit liability policy to cover bodily injury or property damage to third parties while using the trucks and trailers. Such insurance whether in one or more policies, shall also name Sequent as additional insureds.

     Notwithstanding the foregoing, Sequent understands that during the term hereof AI Motorsports will maintain such public liability insurance during those times when they are competing with the Competition
Dragsters. During such times of competition, AI Motorsports represents and warrants that such insurance is provided by NHRA to be maintained and provided for the person, organization and sponsors such as Sequent. Accordingly, Sequent sponsorship shall extend only to: (a) top fuel dragster events, including those described on Exhibit "B" attached hereto, that are held during the term of this Agreement, and are sanctioned by the NHRA, and are covered by public liability insurance which is no less in amount and coverage than that shown on Exhibit "C" with such insurance to be provided by insurance companies with at least a Best Insurance Guide A rating; and (b) top fuel dragster practice runs at tracks that are covered by public liability insurance which is no less in amount and coverage as set out in (a) above.

10. No Agency, Partnership or Joint Venture. Each party hereto acknowledges and represents to the other that this Agreement provides merely for the sponsorship through rights which Sequent acquires in AI Motorsports and is procured and administered by AI Motorsports, with regard to the Competition Dragsters. Nothing contained herein shall be deemed to create an agency, joint venture, or partnership between the parties hereto, or between Sequent and AI Motorsports. Except as specifically allowed in this Agreement, each party to this Agreement is specifically prohibited from acting for or on behalf of any other party to this Agreement.

11. Scott Kalitta and Connie Kalitta's Obligation. AI Motorsports acknowledges that Scott Kalitta is Motorsports' professional driver for its top fuel Competition Dragster and was 1995 NHRA "World Champion" in the top fuel Competition Dragster circuit. Accordingly, AI Motorsports agrees that they will do all things reasonable and necessary to fulfill the terms and conditions of this Agreement and AI Motorsports guarantees to Sequent the performance of AI Motorsports hereunder. If for any reason, whether the fault of AI Motorsports, or otherwise, AI Motorsports is in any way prohibited from carrying out the terms and conditions of this Agreement, then, in such event, Sequent shall, at its sole option, be entitled to receive a refund equal to rights and services paid for and not received by Sequent, or Sequent may elect to have such amounts credited to performance fees for subsequent racing season(s).

12. Assignment. Each party to this Agreement shall be restricted from assigning, conveying or transferring its rights and obligations, except as between a party and its affiliates, under this Agreement without the express written consent of the other parties hereto.

13. Indemnification. AI Motorsports agrees to indemnify and hold harmless Sequent against any costs, (including reasonable attorney fees) losses, claims, damages or liabilities, joint or several, to which Sequent or the other subsidiaries may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) that arise out of or are based upon AI Motorsports' racing activities and performance of their respective obligation hereunder.

     Sequent agrees to indemnify and hold AI Motorsports harmless against any costs (including reasonable attorney fees), losses, claims, damages or liabilities, joint or several to which AI Motorsports may be subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Sequent's wrongful use of AI Motorsports' name.

14. Notices. Notices under this Agreement shall be in writing and delivered to the following person at the following addresses:

     Sequent Computer Systems, Inc.
     15450 S.W. Koll Parkway
     Beaverton, Oregon 97006-6063
     Attn:  Manager Contracts

     American International Motorsports
     2757 I-94 Service Drive
     Ypsilanti, Michigan  48198

     The effective date for notices under this Agreement shall be the date of delivery and not the date of mailing.

15. Applicable Law. This Agreement will be construed in accordance with the laws of the State of Oregon without regard to the choice of law principles.



AI MOTORSPORTS                         SEQUENT COMPUTER SYSTEMS, INC.

By:                                     By:
Name:                                   Name:
Title                                   Title:
Date:                                   Date: